-------------------------------
                       UNITED STATES                    OMB APPROVAL
            SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C. 20549
                                                 -------------------------------
                                                 OMB Number:  3235-0145
                                                 Expires:  December 31, 1997
                                                 Estimated average burden
                                                 hours per response....14.90
                                                 -------------------------------


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                           (Amendment No. __________)*

                          New Horizon Kids Quest, Inc.
                                (Name of Issuer)
                                  Common Stock
                         (Title of Class of Securities)
                                   645511 10 6
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





SEC 1745 (2-95)               Page 1 of 5 pages


CUSIP No. 645511 10 6                 13G                      Page 2 of 5 Pages


--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Grand Casinos, Inc.
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) |_|
                                                                      (b) |_|
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Minnesota
--------------------------------------------------------------------------------
                                   5          SOLE VOTING POWER

                                              875,000
              NUMBER OF         ------------------------------------------------
               SHARES              6          SHARED VOTING POWER
            BENEFICIALLY
              OWNED BY                        0
                EACH            ------------------------------------------------
              REPORTING            7          SOLE DISPOSITIVE POWER
               PERSON
                WITH                          875,000
                                ------------------------------------------------
                                   8          SHARED DISPOSITIVE POWER

                                              0
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           875,000
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           26.6%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------

                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 2 of 5 pages


Item 1.

         (a)      Name of Issuer:

                  New Horizon Kids Quest, Inc.

         (b)      Address of Issuer's Principal Executive Office:

                  13705 First Avenue North
                  Plymouth, MN 55441

Item 2.

         (a)      Name of Person Filing:

                  Grand Casinos, Inc.

         (b)      Address of Principal Business Office:

                  130 Cheshire Lane
                  Plymouth, MN 55305-1062

         (c)      Citizenship:

                  Grand Casinos, Inc. is a Minnesota corporation.

         (d)      Title of Class of Securities:

                  Common Stock, $.01 par value

         (e)      CUSIP Number:

                  645511 10 6

Item 3.           Not Applicable.

Item 4.           Ownership

         (a)      Amount beneficially owned as of December 31, 1996:

                  875,000

         (b)      Percent of Class:

                  26.6%

         (c)      Number of Shares as to Which Such Person Has:

                  (i)         sole power to vote or direct the vote:

                              875,000

                  (ii)        shared power to vote or direct the vote:

                              0

                  (iii)       sole power to dispose or direct the
                              disposition of:

                              875,000

                  (iv) shared power to dispose or to direct the disposition of:

                              0

Item 5.           Not Applicable.

Item 6.           Not Applicable.

Item 7.           Not Applicable.

Item 8.           Not Applicable.

Item 9.           Not Applicable.

Item 10.          Not Applicable.



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 10, 1997              GRAND CASINOS, INC.




                                       By:  /s/ Lyle Berman
                                            ------------------------------------
                                            Lyle Berman
                                            Chief Executive Officer